Exhibit 10.17

CONSULTING AGREEMENT

                                                THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 15th  day of May, 2006 by and among Standard Parking Corporation, a Delaware corporation (“Standard”), D & E Parking, Inc., a California corporation (“Consultant”) and Dale G. Stark (“Stark”) and shall be effective as of May 1, 2007 (the “Commencement Date”).

RECITALS

                                                A.                                   Standard is an operator and developer of parking facilities throughout the United States.  Additionally, Standard has begun to provide property management services, sweeping and scrubbing and security services.

                                                B.                                     Pursuant to the terms of that certain Stock Purchase Agreement dated May 13, 1998 (the “Purchase Agreement”) by and among the Company (formerly known as APCOA, Inc.), S & S Parking, Inc. (“S & S”), Stark and Edward E. Simmons (“Simmons”), the Company purchased all of the outstanding shares of S & S owned by Stark and Simmons, which purchase was made effective as of May 1, 1998.

                                                C.                                     Executive Parking Industries, L.L.C. (“Executive Parking”), an affiliate of S & S and Standard, had, pursuant to the terms of that certain Management and Non-Competition Agreement dated as of December 31, 1996, executed by and among Executive Parking, S & S and Stark and Simmons (the “First Executive Management Agreement”), previously engaged Consultant and Stark and Simmons to perform and oversee various management consulting duties with respect to the parking operations of Executive Parking.

                                                D.                                    S & S assigned all its rights, duties and obligations under the First Executive Management Agreement to Consultant, a corporation owned entirely, either directly or indirectly, by Stark and Simmons, pursuant to that certain Assignment and Assumption of Management and Non-Competition Agreement by and between S & S and Consultant, effective as of December 31, 1996.

                                                F.                                      Pursuant to the provisions of the Purchase Agreement, Consultant and Stark and Simmons, individually and personally, agreed to continue to provide certain management consulting services to the Standard pursuant to that certain Executive Parking Management Agreement dated May 1, 1998, by and among Standard, Consultant, Simmons and Stark (the “Second Executive Management Agreement”).

                                                G.                                     The term of the Second Executive Management Agreement commenced on May 13, 1998 and is scheduled to terminate on April 30, 2007.

                                                H.                                    Standard desires to ensure the continued availability to Standard of the management consulting services provided by Consultant and Stark in connection with the business of Standard following the termination of the Second Executive Management Agreement on April 30, 2007.

                                                I.                                         Consultant desires to be retained by Standard and provide the management consulting services described herein on the terms and conditions described hereafter.

                                                NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

                                                1.                                       Retention of Consultant.  Effective as of the Commencement Date, Standard agrees to retain Consultant, and Consultant agrees to serve as an independent consultant to Standard on the terms and conditions set forth herein.

                                                2.                                       Duties.  Consultant agrees to diligently and in good faith render advice, counsel and direction to Standard and its subsidiaries and affiliates (collectively “Standard”) in the promotion and development of new vertical markets, including security services, garage sweeping and scrubbing and property management. Consultant shall also, as requested by Standard, provide advice and counsel with respect to the development of Standard’s business in the Hawaiian Islands.  Consultant’s duties shall also include contacting persons who own, manage or control parking facilities and consulting and advising Standard on special projects as may be agreed upon, from time to time, by the parties hereto.  For purposes of this Agreement all references herein to “subsidiaries” or “affiliates” of Standard shall be deemed to include subsidiaries or affiliates now or hereafter existing.

                                                3.                                       Term.  This Agreement shall commence on the Commencement Date and shall continue for a term of three (3) years ending on April 30, 2010 (the “Consulting Term”).

                                                4.                                       Retainer & Consulting Fees.

a.                                       Consultant shall be paid a retainer (the “Retainer”) of $250,000 per year, payable at the rate of $20,833.33 per month.

b.                                      In addition to the Retainer, Consultant shall also be entitled to a consulting fee (the “Consulting Fee”) of up to $50,000 per year, based on an annual program established for Consultant by the President and Chief Executive Officer of Standard based upon attainment of agreed development goals for new vertical markets.

                c.                                       The Retainer and Consulting Fee represent and constitute the entire financial obligation of Standard to Consultant, and Consultant agrees that it shall not be entitled to any other compensation.

                                                5.                                       Authorized Expenses/Reimbursement.  Standard will reimburse Consultant for reasonable business expenses incurred by Consultant in connection with the performance of its duties outlined herein.  Any such expense reimbursement requested by Consultant during the term shall be expressly conditioned upon Consultant receiving advance approval from the Executive Vice President of Standard then having operational responsibility for the Western Region and documented receipts showing persons entertained, company affiliation and business purpose in accordance with the regulations of the Internal Revenue Service as then in effect.

                                                6.                                       Relationship.  Consultant is retained hereunder only for the purpose and to the extent set forth in this Agreement and its relationship to Standard is that of an independent contractor.  The personnel performing services under this Agreement, including Stark shall at all times be under Consultant’s exclusive direction and control and shall be employees of Consultant and not Standard.  Consultant shall pay all wages, salaries, and other amounts due his employees in connection with this Agreement and shall be responsible for all reports and obligations respecting them relating to social security, income tax withholding, unemployment compensation, workers’ compensation, and similar payroll reporting and employment matters.

                                                7.                                       Benefits.  Except for those options to purchase an aggregate of 8, 260.87 shares of Standard stock granted to Stark as a Key Non-Employee (as defined in the Standard Long Term Incentive Plan effective as of May 1, 2004) pursuant to a certain Non-Statutory Stock Option Agreement dated May 27, 2004, and the Non-Statutory Stock Option Agreement dated as of May 2, 2006, neither Consultant or Stark shall acquire any rights under any pension, stock option, group insurance or any other benefit plans of Standard by reason of this Agreement.

                                                8.                                       Assignment.  This Agreement may not be assigned by Consultant or any part of the services to be provided by Consultant subcontracted without the express written consent and approval of Standard.  Stark acknowledges and agrees that this is a personal service contract and the services he is to provide hereunder are unique and personal and may not be assigned by Stark or any of his duties delegated, without the express written consent and approval of Standard.  Standard may assign this Agreement and the Agreement shall be binding upon and inure to the benefit of any successor or assignee of Standard.

                                                9.                                       Indemnification.  Consultant and Stark shall indemnify, defend, and hold harmless Standard from and against all claims and actions, and all expenses incidental to such claims or actions, based upon or arising out of damage to property or injuries to persons or other tortuous acts caused or contributed to by Consultant, Stark or anyone acting under its or his direction or control or in its or his behalf in the course of the performance under this Agreement, provided the aforesaid indemnity and hold harmless agreement of Consultant and Stark shall not be applicable to any liability based upon the negligence of Standard.  This Section 9 and the indemnity obligation of Consultant and Stark shall survive the termination of this Agreement for any reason.

                                                10.                                 Notices.  Any notice or communications to be given shall be in writing and shall be served personally, by express courier, facsimile copy, or mailed by United States registered or certified mail, return receipt requested, to the following addresses:

To :	Standard Parking Corporation
Attn: Legal Department
900 North Michigan Avenue
Suite 1600
Chicago, IL 60611
Fax# (312) 640-6162

To Consultant
& Stark: Mr. Dale E Stark
29310 Wagon Road
Agora, CA 91301

                                                11.                                 Covenants Against Unfair Competition and Disclosure of Confidential Information.

a.                                       During the term of this Agreement, Consultant, Stark and, as applicable, its and his partners, associates,

employees and/or affiliates (collectively hereinafter referred to as “Responsible Parties”) will have access to and will gain knowledge with respect to trade secrets and private and secret processes of Standard, confidential information concerning the financial statements and operations of Standard, its sales and marketing activities and procedures, its bidding techniques, its design and construction techniques, product research and engineering data, its customer lists of owners of parking facilities, or credit and financial data concerning such customers or potential customers (in the aggregate referred to hereinafter as “Secret and Confidential Information”).  Consultant and Stark acknowledge that the Secret and Confidential Information constitutes a valuable, special and unique asset of Standard, to which Standard has the right to retain and hereby does retain all of its proprietary interests.  However, access to and knowledge of the Secret and Confidential Information is essential to the performance of Consultant’s and Stark’s services for Standard.  In recognition of this fact, Consultant and Stark agree that neither the Consultant, Stark nor any of the Responsible Parties will, during or after the Consulting Term, disclose or divulge any of such Secret and Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as necessary in the performance of Consultant’s and Stark’s duties hereunder) or make use of any of the Secret and Confidential Information for its or his own purpose or those of the Responsible Parties.

b.                                      Consultant and Stark acknowledge and agree that the remedy at law for any breach of this Section 11 will be inadequate and that the damages flowing from such breach are not readily measurable in monetary terms.  Accordingly, it is acknowledged that Standard shall be entitled, among other remedies, to immediate injunctive relief for any breach and, if the court so permits, to obtain a temporary order restraining any threatened or further breach.  This covenant shall nevertheless, if breached, give rise to monetary damages, if any, in accordance with the other provisions of this Agreement.  Upon the breach or threatened breach, Standard shall be relieved of any and all obligations to pay any Retainer or Consulting Fee then due and owing or to become due and owing to Consultant and/or Stark.

c.                                       The covenants on the part of Consultant and Stark set forth in this Section 11 shall be construed as agreements independent of any other provisions of this Agreement, and the existence of any claim or cause of action of the Consultant and/or Stark against Standard, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Standard of these covenants.

                                                12.                                 Death or Disability of Stark.  In the event of the death or disability (as determined by Standard in its sole discretion) of Stark occurring during the Consulting Term, this Agreement shall be deemed terminated upon notice from Standard.  Any Retainer or Consulting Fees earned through he date of termination shall be paid to Stark or Stark’s beneficiaries, as applicable, in accordance with Section 4 hereof.

                13.                                 Representations by Consultant.  In representing Standard to third parties, Consultant, Stark or any of the Responsible Parties, shall not represent itself, himself or themselves as having any authority to bind or commit Standard to any contract, to invest funds, or to extend a line of credit in the name of Standard.

                                                14.                                 Termination.  In addition to the termination rights set forth in Section 3 herein, this Agreement may be terminated by either party if the other party defaults in any of its obligations hereunder, and fails to cure such default within fifteen (15) days following receipt of written notice thereof.  Provided, however, a violation by Consultant, Stark and/or the Responsible Parties of Section 11 herein shall constitute grounds for immediate termination of this Agreement by Standard and forfeiture of any Retainer or Consulting Fees and/or other sums due or to become due to Consultant hereunder.

                                                15.                                 Invalid Provisions.  Should any portion of this Agreement, for any reason, be declared by a court of competent jurisdiction to be unreasonable or invalid, any such unreasonable portion shall be enforceable to the extent deemed reasonable by such court and any such invalidity shall not affect the remaining portion of this Agreement, which remaining portions shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated; it being the intention of the parties that they would have executed the remaining portion of this Agreement without including any such invalid portion.

                16.                                 Governing Law and Method of Amendment.  This Agreement shall be governed by and construed in accordance with the laws of the State of California and contains the entire understanding and agreement between the parties and shall not be amended, modified or supplemented, except by written agreement by the parties hereto.

                                                17.           Integration.  This Agreement and the covenants and agreements contained in the Second Executive Management Agreement that by their terms survive the termination of the Second Executive Management Agreement, including but not limited to Section 2.3 (a) and (b) and Sections 5.1, 5.2 and 5.3 (the “Continuing Covenants”) represent the entire agreements of the parties with respect to the subject matter hereof.  Consultant and Stark expressly reaffirm the continued validity of the Continuing Covenants and affirm that these covenants were essential conditions to the acquisition by Standard of Stark’s ownership interest in Executive Parking and he acknowledges and reaffirms that the restrictions in Section 2.3 are reasonable protections under the circumstances as contemplated in the Second Executive Management Agreement and affirmed by this Agreement.

                                                IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above written.

Standard Parking Corporation

By:	/s/ JAMES A. WILHELM
James A. Wilhelm

Consultant:

By:	/s/ DALE G. STARK
Dale G. Stark, Individually